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                                                          Exhibit 5.1 and 23.1




November 10, 1995


Board of Directors
First Mississippi Corporation
700 North Street
Jackson, Mississippi 39202-3095

RE:      Opinion Letter

Gentlemen:

I currently serve as General Counsel for First Mississippi Corporation (hereinafter called the "Company"), a Mississippi corporation. In connection with the preparation of the Company's Form S-8 Registration Statement (the "Registration Statement") covering 980,000 shares of its Common Stock ($1.00 par value) which may be offered under the First Mississippi Corporation 1995 Long-Term Incentive Plan (the "Plan"), I have examined and am familiar with the Company's Articles of Incorporation, as amended, its By-Laws, as amended, the Plan, the Registration Statement, applicable resolutions passed by the Company's Board of Directors, and with such other documents and questions of law as I have deemed necessary or appropriate for the purposes of this opinion.

I am of the opinion, based upon such examination that the 980,000 shares of its Common Stock ($1.00 par value) covered by the said Registration Statement have been duly authorized by all necessary corporate action and, when issued, in accordance with the terms and conditions of the Plan and the instruments governing their issuance, will be fully paid and non-assessable.

This opinion is limited solely to the laws of the State of Mississippi and the laws of the United States, and I express no opinion herein concerning the laws of any other jurisdiction.





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Board of Directors
November 10, 1995
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I hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the reference to me and to my opinion in the Registration Statement.

Sincerely yours,

FIRST MISSISSIPPI CORPORATION


/s/ J. Steve Chustz
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J. Steve Chustz
General Counsel

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